Exhibit 99.4

Tenet Announces Pricing of its Private Offering of
Senior Secured Notes and Senior Unsecured Notes

DALLAS — October 1, 2012 — Tenet Healthcare Corporation (NYSE: THC) announced today the pricing of its previously announced private offering of senior secured notes maturing in 2020 and senior unsecured notes maturing in 2020.  A total of $500 million aggregate principal amount of senior secured notes, which will bear interest at a rate of 4.75% per annum, and $300 million aggregate principal amount of senior unsecured notes, which will bear interest at a rate of 6.75% per annum, will be issued.  The senior secured notes will rank senior to Tenet’s existing and future subordinated indebtedness, be effectively senior to Tenet’s existing and future unsecured indebtedness and other liabilities to the extent of the value of the collateral securing the senior secured notes or guarantees thereon, and will rank pari passu with Tenet’s 6.25% senior secured notes due 2018, which were issued in November 2011 and April 2012, 10% senior secured notes due 2018, which were issued in March 2009, and 8.875% senior secured notes due 2019, which were issued in June 2009, and similarly will be guaranteed by and secured by a pledge of the capital stock and other ownership interests of certain of Tenet’s subsidiaries, and will be subordinated to Tenet’s obligations under its senior secured revolving credit facility, and any of its subsidiaries’ secured guarantees thereof, to the extent of the value of the collateral securing borrowings under such facility.  The senior unsecured notes will be senior unsecured obligations of Tenet that will rank equally with Tenet’s other existing and future senior unsecured indebtedness, will rank senior to Tenet’s existing and future subordinated indebtedness and will be effectively subordinated to any existing and future secured indebtedness of Tenet to the extent of the value of the collateral securing such secured indebtedness.  The proceeds from the offering will be used to purchase Tenet’s 7.375% senior notes due 2013 in a tender offer.  Tenet will use any remaining net proceeds for purchases of its outstanding senior notes through public or privately negotiated transactions, and for general corporate purposes, including the repayment of indebtedness and drawings under its senior secured revolving credit facility and strategic acquisitions.  The offering of both the senior secured notes and senior unsecured notes is expected to close on October 16, 2012, subject to customary closing conditions.

The notes being offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws.  As a result, they may not be offered or sold in the United States or to any U.S. persons, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the notes are being offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.  A confidential offering memorandum for each of the senior secured notes and senior unsecured notes, dated today, has been made available to such eligible persons.  The offering is being conducted in accordance with the terms and subject to the conditions set forth in the offering memorandums.

This news release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Tenet Healthcare Corporation, a leading health care services company, through its subsidiaries operates 49 hospitals, over 100 free-standing outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers serving nearly 400 hospital and health care entities nationwide.  Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve.

Media: Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

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Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2011, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.